Exhibit 10.1

PRODUCT SUPPLY AGREEMENT

THIS PRODUCT SUPPLY AGREEMENT (this “Agreement”) is between GE OSMONICS, INC., a Minnesota corporation (“Seller”), and MAR COR PURIFICATION, INC., a Pennsylvania corporation (“Buyer”), with an effective date of March 30, 2007 (the “Effective Date”).  Seller and Buyer are sometimes referred to herein as a “Party” or collectively as the “Parties.”

BACKGROUND

A.   Prior to the Effective Date, Seller sold Buyer certain cartridge filters, membrane elements, membrane housings and pumps (the “Current Mar Cor/Biolab Products”);

B.   On the Effective Date,  Seller is selling substantially all of the assets relating to its product line of reverse osmosis systems, consumables and related products for medical dialysis applications (the “Product Line”) to Buyer  pursuant to an Asset Purchase Agreement of even date herewith (the “Asset Purchase Agreement”);

C.   On and after the Effective Date, Seller will continue to sell Buyer the Current Mar Cor/Biolab Products and will begin to sell Buyer certain cartridge filters, membrane elements, membrane housings and pumps relating to the Product Line (the “Acquired Dialysis Business Products”); and

D.   The Current Mar Cor/Biolab Products and the Acquired Dialysis Business Products are sometimes referred to herein collectively as the “Products.”

NOW THEREFORE, in consideration of the above recitals and the mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1.   Sale and Purchase of Products.

a.    Seller agrees to sell, and Buyer agrees to purchase, the Products, pursuant to the terms and conditions set forth in Exhibit A attached hereto (the “Terms and Conditions”).  Buyer intends to use its reasonable commercial efforts, subject to price, quality, availability, service and other factors, to purchase all of the products which constitute the Products from Seller, but in no event is Buyer obligated to purchase any of the Products from Seller unless a purchase order has been issued by Buyer and accepted by Seller.  During the term of this Agreement, Seller shall be obligated to fill all of Buyer’s purchase orders that are ordered in the ordinary course of Buyer’s business for the Acquired Dialysis Business Products or any subsequent equivalent products, it being understood and agreed that Seller’s agreement to meet Buyer’s requirements in the ordinary course for such Products was a material inducement to Buyer to enter into the Asset Purchase Agreement.  In the event that Seller discontinues selling a particular Product, Seller shall provide Buyer with at least 6 months’ prior notice of such discontinuation and with sufficient specifications and documentation that would enable Buyer or a third party to manufacture such discontinued product.

b.   Unless otherwise agreed in writing by Seller, the purchase and sale of all Products to Buyer shall be subject to the Terms and Conditions and the provisions of Section 2 below.  Any additional or different terms proposed by Buyer, whether in its purchase order, order acknowledgment, acceptance or any other manner in the purchase and sale of the Products shall be deemed null and void and shall not be binding upon the Parties, unless specifically and expressly agreed to by Seller in writing.  Seller warrants the Products pursuant to the Terms and Conditions.

c.   Buyer agrees that it shall submit to Seller separate purchase orders for: (i)  the Current Mar Cor/Biolab Products; and (ii) the Acquired Dialysis Business Products.

d.   Notwithstanding anything to the contrary contained herein, Seller and Buyer acknowledge and agree that each of their respective rights and obligations to sell and purchase products hereunder are non-exclusive, that Buyer is not obligated to purchase any minimum quantities of Products, and that Buyer may purchase any or all of its requirements for one or more of the Products from vendors other than Seller.

e.   Notwithstanding anything to the contrary contained herein and for a period of two years from the Closing Date, the limitations of liability set forth in Section 12 of the Terms and Conditions  shall not apply to any breach of Seller’s obligations relating to the sale of Acquired Dialysis Business Products under Section 1 of this Agreement.  Upon expiration of the aforementioned two year period, the limitations of liability set forth in Section 12 of the Terms and Conditions shall resume and be in full force and effect.

2.   Prices.

a.   Seller shall sell the Current Mar Cor/Biolab Products to Buyer at  its list prices for such products in effect at the time of shipment, less the discount set forth in Exhibit B attached hereto.     Subject to the Terms and Conditions, Seller may increase the list prices for the Current Mar Cor/Biolab Products at any time by providing Buyer with at least 30 days’ prior written notice.

b.   Seller shall sell the Acquired Dialysis Business Products to Buyer at Seller’s “standard cost” in effect at the time of shipment multiplied by the “Multiplier” set forth on Exhibit C attached hereto.  The current standard costs for the Acquired Dialysis Business Products has been made available to Purchaser and shall remain in effect through December 31, 2007.  Subject to the Terms and Conditions and the immediately preceding sentence, Seller may increase the standard costs for the Acquired Dialysis Business Products once per year.  Seller will provide Buyer with a notice in January of each year which sets forth the standard cost increase for that year, and such standard cost increase shall become effective on March 1st of each year.  For the calendar year 2008, Seller shall not increase its price for the Acquired Dialysis Business Products by the greater of 3% or the most recent annual percentage change in the average of the Producer Price Index reported by the United States Department of Labor for (i) plastics materials and resins manufacturing (Series ID: PCU325211325211) and (ii) all other industrial machinery manufacturing (Series ID: PCU3332983332987).

3.   Duties of Buyer.  Buyer agrees to: (i) report to Seller promptly matters concerning the quality and performance of the Products that result in or are likely to result in a medical device report (MDR); (ii) comply with all applicable laws, regulations, and registration requirements for the importation and sale of the Products in all material respects; (iii) promptly report to Seller any major changes in the ownership of Buyer; and (iv) not alter or in any way change the composition or configuration of the Products.

4.   Duties of Buyer and Seller.  The business designees of Seller and Buyer shall collaborate with each other as may be necessary or appropriate to implement the mechanics and carry out the purpose and intent of this Agreement.  The initial business designee of Seller shall be Andrew Zaske and the initial business designee of Buyer shall be Curt Weitnauer.  The business designees of either Party may be changed by written notice to the other Party.

5.   Term and Termination.

a.   Term.   This Agreement shall be effective as of the Effective Date and shall expire on December 31, 2010, subject to earlier termination under Section 5(b) of this Agreement.

b.   Termination. In addition to the termination and cancellation provisions contained in the Terms and Conditions, the Parties may terminate this Agreement by written notice prior to its expiration as follows:

(i)   by Seller upon not less than 30 days’ prior written notice to Buyer in the event of Buyer’s breach of any of the covenants contained in Sections 3(ii) (provided such breach has a material adverse impact on Seller) or (iv) of this Agreement, unless Buyer cures such breach during the 30 day period or, where applicable, undertakes commercially reasonable efforts to ensure that such breach will not recur;

(ii)   by Seller upon written notice to Buyer in the event of an assignment of this Agreement in whole or in part by Buyer without the prior written consent of Seller, which consent will not be unreasonably withheld, conditioned or delayed ;

(iii)   by Seller upon written notice to Buyer in the event that there is a change of control of Buyer either by merger or a sale of stock to other persons without the prior written consent of Seller, which consent will not be unreasonably withheld, conditioned or delayed; or

(iv)   by either Party, but only with respect to Current Mar Cor/Biolab Products only, at will, with or without cause, upon not less than 60 days’ written notice to the other Party.

6.   Amendment.  No provision of this Agreement may be modified, amended, or altered unless the Parties agree in writing.

7.   Notices.  Whenever this Agreement requires or permits any notice, request, or demand from one Party to another, the notice, request, or demand must be in writing to be effective and shall be deemed to be delivered and received (i) if personally delivered or if delivered by telex, telegram, facsimile, e-mail or courier service, when actually received by the Party to whom notice is sent or (ii) if delivered by mail (whether actually received or not), at the close of business on the third business day next following the day when placed in the mail, postage prepaid, certified or registered, addressed to the appropriate Party or Parties, at the address of such Party set forth below (or at such other address as such Party may designate by written notice to all other parties in accordance herewith):

If to Seller to:	Mr. Andrew Zaske
GE Osmonics, Inc.
4636 Somerton Road
Trevose, PA 19053
Fax No.: (678) 844-7518

If to Buyer:	Mar Cor Purification, Inc.
4450 Township Line Road
Skippack, PA 19474-1429
Attn: Curtis Weitnauer, President
Fax No.: (484) 991-0230

8.   Counterparts.  This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original but all of which together will constitute one and the same instrument.  Execution of this agreement via facsimile will be effective, and signatures received via facsimile will be binding upon the Parties and effective as originals.  The Parties expressly acknowledge that, notwithstanding any statutory or decisional law to the contrary, the printed product of a facsimile transmittal will be deemed to be “written” and a “writing” for all purposes of this agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto execute this Product Supply Agreement by their duly authorized representatives on the date set forth above.

SELLER:		BUYER:

GE OSMONICS, INC.		MAR COR PURIFICATION, INC.

By:	/s/ YUVBIR SINGH	By:	/s/ CURTIS D. WEITNAUER
Name: Yuvbir Singh		Name: Curtis D. Weitnauer
Title: Vice President		Title: President